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                                                                     EXHIBIT 5.1

                          Williams Energy Partners L.P.
                               One Williams Center
                              Tulsa, Oklahoma 74172

                                February 2, 2001



Williams Energy Partners L.P.
One Williams Center
Tulsa, Oklahoma  74172

Gentlemen:

         I, Craig R. Rich, have acted as counsel to Williams Energy Partners L.P., a Delaware limited partnership (the "Partnership"), and Williams GP LLC, a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the offering and sale of up to an aggregate of 4,312,500 common units representing limited partner interests in the Partnership (the "Common Units").

         As the basis for the opinion hereinafter expressed, I examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as I deemed necessary or advisable for the purposes of this opinion. In such examination, I assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

         Based on the foregoing and on such legal considerations as I deem relevant, I am of the opinion that:

         1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

         2. The common Units, when issued and paid for under the Partnership's Registration Statement on Form S-1, as amended, relating to the Common Units, will be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters below:

              (a) If a court were to determine that the right or exercise of the right under the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") by the holders of Common Units and subordinated units (the "Limited Partners") of the Partnership as a group

                      (i) to remove or replace the General Partner;

                      (ii) to approve certain amendments to the Partnership
                           Agreement; or
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Williams Energy Partners L.P.
February 2, 2001
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                      (iii) to take certain other actions under the Partnership
                            Agreement

                  constitutes "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the conduct of any of the Limited Partners, that such Limited Partner is a general partner.

              (b) Section 17-607 of the Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that it was made in violation of the Delaware Act shall be liable to the limited partnership for three years for the amount of the distribution.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Experts" in the Prospectus.

                                          Very truly yours,



                                          /s/ Craig R. Rich
                                          --------------------------------------
                                          Craig R. Rich